Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated November 21, 2007, except Note 18 (subsequent event) of Notes to consolidated financial statements for which the date is December 5, 2007, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Integral Systems, Inc., on Form 10-K for the years ended September 30, 2007 and 2006. We hereby consent to the incorporation by reference of said report in the Registration Statements of Integral Systems, Inc., on Form S-8.

/s/ Bernstein & Pinchuk LLP

New York, New York

May 7, 2008